UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 9, 2005
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     The disclosure required by this item is included in Item 2.03 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 9, 2005, Hines REIT Properties, L.P. (the “Operating Partnership”), a majority-owned subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), entered into a credit agreement with KeyBank National Association (“KeyBank”), as administrative agent for itself and the other lenders named in the credit agreement (collectively, the “Lenders”), to establish a revolving credit facility with maximum aggregate borrowing capacity of up to $140,000,000. The Operating Partnership established the revolving credit facility for the purposes of repaying in full amounts owed under its existing $75,000,000 term loan facility with KeyBank, providing a source of funds for future real estate investments and funding its general working capital needs. The Operating Partnership borrowed $56,300,000 under the facility on September 9, 2005 in order to repay all outstanding obligations under the $75,000,000 term loan facility described above, to pay certain fees and expenses due to the Lenders and their counsel, and for general working capital purposes.
     The credit agreement has a maturity date of September 8, 2008, which is subject to extension at the Operating Partnership’s election for two successive periods of one year each, subject to specified conditions. The credit agreement provides that the Operating Partnership may increase the amount of the facility to $250,000,000 upon written notice within 18 months of the date of the agreement, subject to KeyBank’s ability to syndicate the incremental amount to the Lenders or other lenders. The credit agreement allows for borrowing at a variable rate or a LIBOR-based rate plus a spread, at the election of the Operating Partnership. The spread over the LIBOR-based rate at the closing was 200 basis points and such spread is based on a prescribed leverage ratio calculated for the Operating Partnership, which ratio under the credit agreement takes into account the Operating Partnership’s effective ownership interest in the debt and certain allowable assets of entities in which the Operating Partnership directly and indirectly invests. The weighted-average rate is currently 6.01%. The credit agreement provides that it shall be an event of default under the agreement if the advisor to Hines REIT ceases to be controlled by Hines Interests Limited Partnership (“Hines”), the sponsor of Hines REIT, or if Hines ceases to be majority-owned and controlled, directly or indirectly, by Jeffrey C. Hines, Chairman of the Board of Hines REIT, or certain members of his family. The credit agreement also contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of specified financial ratios.
     The loan is secured by a pledge of the Operating Partnership’s direct equity interests in any entity it invests in that directly or indirectly holds real property assets, including its interest in Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”), subject to certain limitations and exceptions. The Operating Partnership currently holds a 24.80% non-managing general partner interest in the Core Fund, which indirectly holds interests in a portfolio of ten office properties. Hines REIT has unconditionally guaranteed payment and performance of the Operating Partnership’s obligations under the credit agreement and the other related loan documents. Further, the Operating Partnership, Hines and Hines Advisors Limited Partnership (the “Advisor”) have entered into a subordination agreement which provides that the respective rights of Hines and the Advisor to be reimbursed by the Operating Partnership for organizational and offering and other expenses are subordinate to the Operating Partnership’s obligations under the credit agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
September 15, 2005	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer